CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 1999 except as to note 8 which is as of April 9, 1999 relating to the consolidated financial statements and financial statement schedule, which appears in Dispatch Management Services Corp. Annual Report on Form 10-K for the year ended December 31, 1998.


/s/ PricewaterhouseCoopers LLP
New York, New York
September 7, 1999